McCAW CELLULAR COMMUNICATIONS, INC.
                            5400 Carillon Point
                        Kirkland, Washington 98033

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD MAY 20, 1994

TO THE STOCKHOLDERS OF McCAW CELLULAR COMMUNICATIONS, INC.:

    The annual meeting of Stockholders of McCaw Cellular
Communications, Inc., a Delaware corporation (the "Company"), will be held on Friday, May 20, 1994 at 9:00 a.m. local time at the Overlake Hospital Conference Center, 1035 116th Avenue N.E.,
Bellevue, Washington, for the following purposes:

    (1) To elect a Board of Directors, 12 in number, to serve until the next annual meeting of Stockholders and until their respective successors are elected and qualified;

    (2) To ratify the selection of Arthur Andersen & Co. as the Company's independent public accountants for the year ending
December 31, 1994; and

    (3) To transact such other business as may properly come before the meeting.

    Only the Stockholders of record at the close of business on March 31, 1994, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

    To ensure that your interest will be represented, whether or not you plan to attend the annual meeting in person, please complete, date and sign the enclosed Proxy Card and return it promptly in the enclosed self-addressed, postage-prepaid envelope.

                             McCAW CELLULAR COMMUNICATIONS, INC.

                             By:  TOM A. ALBERG
                                  -----------------------------
                                  Tom A. Alberg
                                  Secretary
April 18, 1994

                    McCAW CELLULAR COMMUNICATIONS, INC.

                              PROXY STATEMENT

                      ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held May 20, 1994


    This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of McCaw Cellular Communications, Inc., a Delaware corporation (the "Company"), from holders of the Company's outstanding shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and from holders of the Company's outstanding shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock," which, together with the Class A Common Stock, is referred to herein as the "Common Stock"), for use at the annual meeting of Stockholders of the Company (the "Annual Meeting") to be held on Friday, May 20, 1994 at 9:00 a.m. local time at the Overlake Hospital Conference Center, 1035 116th Avenue N.E., Bellevue, Washington, and any adjournments or postponements thereof. This Proxy Statement and the enclosed Proxy Card are first being mailed to Stockholders on or about April 18, 1994.

Voting Rights and Proxy Information

    The Board of Directors of the Company has fixed the close of business on March 31, 1994 as the record date (the "Record Date") for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting. Only Stockholders of record of Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. A list of such Stockholders will be available for examination at least ten days prior to the Annual Meeting at the offices of the Company located at 5400 Carillon Point, Kirkland, Washington 98033. On the Record Date, 149,311,231 shares of Class A Common Stock were outstanding and 59,631,051 shares of Class B Common Stock were outstanding. Each holder of a share of Class A Common Stock is entitled to one vote per share and each holder of a share of Class B Common Stock is entitled to ten votes per share held of record on the Record Date on each matter that may properly come before the Annual Meeting. As of the Record Date, members of the Board of Directors and two affiliates of the Company own or have the power to vote shares of Class A Common Stock and Class B Common Stock which represent approximately 83% of the combined voting power of the Common Stock.

    Stockholders of record on the Record Date are entitled to cast their votes, in person or by properly executed proxy, at the Annual Meeting. The presence, in person or by properly executed proxy, of the holders of shares of Common Stock representing a majority of the voting power entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. The Common Stock currently constitutes the only class of securities of the Company entitled to vote. Pursuant to the Restated Certificate of Incorporation of the Company, election of the Board of Directors is by majority vote, with no provisions for cumulative voting.

    Under Delaware law and the Company's Restated Certificate of Incorporation, if a quorum is present at the meeting: (i) the 12 nominees for election as directors who receive the greatest number of votes cast for the election of directors by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote shall be elected directors and (ii) the other matter listed in the accompanying Notice of Annual Meeting of Stockholders must be approved by the affirmative vote of the majority of shares present in person or represented by proxy at
the Annual Meeting and entitled to vote on the matter.   In the
election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. Abstention from voting will have the practical effect of voting against the other matter since it is one less vote for approval. Broker nonvotes on the other matter will have no impact on such matter since they are not considered "shares present" for voting purposes.

    All shares represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted in favor of proposals 1 and 2. If any other matters are properly presented at the Annual Meeting for action, which is not presently anticipated, the persons named in the accompanying proxy will vote the proxies in accordance with their best judgment. The Board of Directors of the Company does not know of any matters, other than the matters described in the Notice of Annual Meeting of Stockholders attached to this Proxy Statement, that will come before the Annual Meeting.

    If a quorum is not present at the time the Annual Meeting is convened, a majority of the voting stock represented in person or by proxies may adjourn the Annual Meeting from time to time, without notice other than announcement at the Annual Meeting, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. If the adjournment is more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Stockholder of record entitled to vote thereat.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to: McCaw Cellular Communications, Inc., 5400 Carillon Point, Kirkland, Washington 98033, Attention: Tom A. Alberg, Secretary.


                           ELECTION OF DIRECTORS

Nominees for Director

    A Board of Directors, 12 in number, is to be elected at the Annual Meeting to serve until the next annual meeting of Stockholders and until their respective successors are elected and qualified. The nominees for election to the 12 positions of director to be voted upon at the Annual Meeting, each of whom has consented to be named herein and to serve if elected, are Craig
O. McCaw, Wayne M. Perry, James L. Barksdale, John E. McCaw, Jr., Bruce R. McCaw, Stuart M. Sloan, Harold S. Eastman, Harold W. Andersen, Daniel J. Evans, John C. McDonald, Malcolm Argent and Bruce R. Bond. It is the intention of the persons named in the enclosed proxy to vote such proxy, unless authority has been specifically withheld, for the election of each of the persons named above as nominees. All of the nominees are currently directors of the Company. If any nominee declines or is unable to serve as a director for any reason (which is not anticipated), the persons named in the proxy reserve full discretion to vote for any other person who may be nominated. The BT Shareholders Agreement (as defined herein) establishes the size of the Board of Directors and certain guidelines for the appointment of members.

    On August 16, 1993, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with American Telephone and Telegraph Company ("AT&T") pursuant to which the Company would merge with a subsidiary of AT&T and thereupon become a wholly owned subsidiary of AT&T (the "Merger"). At a meeting held on March 25, 1994, the Stockholders of the Company approved the Merger. Closing of the Merger remains subject to the receipt of necessary governmental approvals. Either the Company or AT&T may terminate the Merger Agreement if the Merger has not occurred by September 30, 1994. As part of a purchase of shares of Class A Common Stock by AT&T completed on February 23, 1993, AT&T has the right to designate one member to the Company's Board of Directors. AT&T has not yet formally requested that a specific individual be named to the Company's Board. In the event that AT&T makes such request, the Company expects that one member of the then-serving Board will resign and be replaced by the person designated by AT&T. Any AT&T designee will be subject to reelection at the Company's next annual meeting of Stockholders.

    Listed below is certain information with respect to each current nominee for election as director. For information concerning the number of shares of Common Stock beneficially owned by each nominee, see "Security Ownership of Certain Beneficial Owners and Management Beneficial Ownership of the Company's Common Stock."


       Nominee            Age     Position With the Company

   Craig O. McCaw(1)      44      Chairman of the Board and
                                    Chief Executive Officer
   Wayne M. Perry         44      Vice Chairman of the Board
   James L. Barksdale     51      President, Chief Operating
                                    Officer and Director
   John E. McCaw, Jr.(1)  43      Director
   Bruce R. McCaw(1)      47      Director
   Stuart M. Sloan        50      Director
   Harold S. Eastman      55      Director
   Harold W. Andersen     70      Director
   Daniel J. Evans        68      Director
   John C. McDonald       58      Director
   Malcolm Argent         58      Director
   Bruce R. Bond          47      Director
_____________________
(1)   Craig, John and Bruce McCaw are brothers.

   Mr. Craig O. McCaw is Chairman of the Board and Chief Executive Officer of the Company and prior to December 1985 was President of the Company. Mr. McCaw has been a director of the Company since it was organized. He has held various positions in the Company and its predecessors dating from 1969. In March 1988, Mr. McCaw was appointed to the President's National Security Telecommunications Advisory Committee. Mr. McCaw was appointed Chairman of the Board and Chief Executive Officer of LIN Broadcasting Corporation ("LIN"), a 52%-owned subsidiary of the Company, on March 5, 1990.

   Mr. Wayne M. Perry is Vice Chairman of the Board of the Company, and has been a director of the Company since it was organized. Prior to becoming Vice Chairman of the Board in June 1989, Mr. Perry served as President of the Company. Prior to becoming President of the Company in December 1985, Mr. Perry served as Executive Vice President and General Counsel of the Company and was the primary legal officer of the Company from 1976 to 1985, both as an employee and as outside counsel. Mr. Perry was appointed Vice Chairman of the Board of LIN on March 5, 1990. He is currently a member of the Board of Directors and Chairman of the Cellular Telecommunications Industry Association, the nationwide wireless industry association.

   Mr. James L. Barksdale was appointed President and Chief Operating Officer of the Company on November 15, 1991 and became a director of the Company in January 1992. Prior to joining the Company, Mr. Barksdale served, since 1983, as Executive Vice President and Chief Operating Officer of Federal Express Corporation. Mr. Barksdale was appointed a director of LIN on March 3, 1992. He is also a director of 3Com Corporation, Envoy Corporation, the Promus Companies Incorporated and Network Computing Devices, Inc.

   Mr. John E. McCaw, Jr. has been a director of the Company since it was organized. He held various positions in the Company and its predecessors dating from 1969, most recently serving as Executive Vice President-Acquisitions until January 1, 1992. He was involved with acquisitions in the cellular, paging and cable television areas during that period. Mr. McCaw was appointed a director of LIN on March 5, 1990. Mr. McCaw currently serves on the boards of directors of the Baseball Club of Seattle, owner of the Seattle Mariners, and Winterbrook Beverage Co. and is an Advisory Director of the Commerce Bank of Washington.

   Mr. Bruce R. McCaw has been a director of the Company since it was organized. He held various positions in the Company and its predecessors dating from 1969 until 1988.

   Mr. Stuart M. Sloan became a director of the Company in October 1992. He is the founder of Sloan Capital Companies, a private investment company since 1984. In June 1986, Mr. Sloan acquired the majority interest in Quality Food Centers, Inc. ("QFC"), which operates the largest independent retail grocery chain in the Seattle/King County area, and has been a member of its Board of Directors since 1984. He currently serves as QFC's
Chairman and Chief Executive Officer.   Mr. Sloan was a founder
of Egghead, Inc., serving as a director from 1984 until 1992. He also served as President of Egghead from March 1989 until January 1990, as Chief Executive Officer from January 1990 until March 1991 and as Chairman of the Board from January 1990 until September 1992. Mr. Sloan is currently a director of Revco D.S. and the SeaFirst Corporation.

   Mr. Harold S. Eastman has been a director of the Company since June 1989. Mr. Eastman served as President of the Company from June 1989 to December 31, 1991 and thereafter as Vice Chairman of the Board until April 1, 1992. Prior to joining the Company in June 1989, Mr. Eastman was a Managing Director-Operations for The Henley Group, Inc., including Henley affiliates, Fisher Scientific Group and Wheelabrator Technologies, which conducted business through its Laboratory and Medical Products, Aerospace Products and Service and Industrial Products segments. Prior to 1986, Mr. Eastman served as a Senior Vice President of The Signal Companies, Inc., and in a series of senior management positions with Wheelabrator-Frye Inc. prior to its merger with Signal. Mr. Eastman was appointed a director of LIN on March 5, 1990, serving as Vice Chairman until April 1, 1992. He is also a director of TJ International, Inc. and TCW Funds, Inc. and President of Peregrine Capital Co.

   Mr. Harold W. Andersen became a director of the Company in February 1988. He is a Contributing Editor of the Omaha World-Herald and is a director of the Omaha World-Herald Company. From 1985 until December 1989, he was Publisher of the Omaha World-Herald and was Chairman and Chief Executive Officer of the Omaha World-Herald Company. From 1966 until 1989, he was President and Chief Executive Officer of the Omaha World-Herald Company. Mr. Andersen is currently a director of the Raleigh (North Carolina) News and Observer Publishing Co., The Williams Companies and Canadian Pacific Forest Products, Inc.

   Senator Daniel J. Evans became a director of the Company in May 1989, after having served one term in the United States Senate. Prior to serving in the Senate, he was President of The Evergreen State College in Olympia, Washington from February 1977 to September 1983 and served three terms as Washington's Governor. Senator Evans also serves on the Boards of Washington Mutual Savings Bank, Puget Sound Power & Light Company, Burlington Northern Inc., Flow International Heart Technology and the Tera Computer Company and is Chairman of Daniel J. Evans Associates.

   Mr. John C. McDonald became a director of the Company in October 1992. He is the founder of MBX Inc., a communications research organization with headquarters in New Canaan, Connecticut, and has served as its President since June 1991. Prior to founding MBX, he was a Director, Executive Vice President and Chief Scientist for Contel Corporation and a Director and member of the Strategic Issues, Planning & Technology Committee of GTE Corporation from March 1991 until April 1992. From 1986 until 1991, Mr. McDonald was Executive Vice President-Technology of Contel Corporation. Mr. McDonald also serves on the Board of the Burnham Fund and Transwitch Corporation, and is a member of the advisory boards of Stanford University and the University of Maryland.

   Mr. Malcolm Argent became a director of the Company in June 1989. He has been Secretary of British Telecommunications plc ("BT") since July 1984 and is a director of Westminster Health Care Holdings, plc. On October 1, 1989, Mr. Argent became a director of BT.

   Mr. Bruce R. Bond became a director of the Company in March 1990. Formerly Director of Corporate Strategy with BT, he became BT's Group Products and Services Director in July 1990. Prior to joining BT in August 1989, Mr. Bond was Corporate Vice President, Strategic Planning for US West, a telecommunications company. Before joining US West in January 1985, he was the Vice President, Strategic Planning for the Mountain Bell Telephone Company in Denver, Colorado.

   Mr. John W. Stanton has been a director of the Company since it was organized and was Vice Chairman of the Board from April 1988 to November 1991. Mr. Stanton has decided not to stand for re-election and will no longer serve on the Board of Directors effective as of the date of the Annual Meeting. Mr. Stanton joined the Company in 1983 and served as an Executive Vice President of the Company until April 1988. Prior to joining the Company, he was with the Tacoma Telecommunications Group of Ernst & Young. He is the former Chairman of Telocator Network of America, which at the time was a nationwide paging and cellular telephone industry organization. Mr. Stanton has been a director of Interpoint Corp., a manufacturer of integrated circuits, since August 1988, and is also a director of General Cellular Corporation. He is Chairman of the Board and Chief Executive Officer of General Cellular Corporation, Pacific Northwest Cellular, Inc. and Stanton Communications, Inc. Mr. Stanton was appointed a director of LIN on April 9, 1990 and has similarly decided not to stand for re-election to that position.

   Members of the McCaw family, including Craig, John, Keith and Bruce McCaw (the "McCaw brothers"), the Company and certain members of the Company's management and their related trusts have entered into a shareholders agreement (the "McCaw Shareholders Agreement"), dated as of May 31, 1989, as amended, which provides that the parties thereto will vote their shares of the Company's Class B Common Stock in accordance with the directions of Craig
O. McCaw (or his successor, each the "Designated Party"), and that the Designated Party is entitled to designate all members of the Company's Board of Directors. Under the McCaw Shareholders Agreement, any Designated Party is entitled, subject to certain restrictions, to designate his successor as Designated Party. In the absence of such designation, successor Designated Parties will be selected by the McCaw family in the manner specified in the McCaw Shareholders Agreement.

   The structure of the Company's Board of Directors has been further defined by a separate shareholders agreement (the "BT Shareholders Agreement"), dated June 20, 1989, entered into by the McCaw brothers, the Company and BT USA, and by the Company's By-laws, which provide that BT USA will be entitled to designate four directors, subject to reduction, so that its Board representation remains substantially proportionate with its equity interest in the Company and does not exceed the 25% limitation established under federal law on non-U.S. citizens as directors, that the Designated Party will be required to designate three directors independent of any relationship with any officer or director of the Company or with himself, BT USA or any other holder of 1% or more of the Company's outstanding stock (the "Independent Directors"), and that the Designated Party will be entitled to designate a number of additional directors constituting a majority of the Company's Board. If AT&T exercises its right to designate a member of the Board, the Company expects that such person will be designated by the Designated Party as one of its directors under this latter provision.

   As Designated Party under the McCaw Shareholders Agreement, Craig O. McCaw nominated himself and John E. McCaw, Jr., Bruce R. McCaw, Wayne M. Perry, Harold S. Eastman, James L. Barksdale and Stuart M. Sloan as directors. Under the BT Shareholders Agreement, BT nominated Malcolm Argent and Bruce R. Bond as directors. If BT elects to nominate an additional director or directors as it is currently entitled to under the BT Shareholders Agreement, the size of the Company's Board of Directors will increase to the size provided for in the BT Shareholders Agreement. Finally, as Designated Party, Craig O. McCaw nominated Harold W. Andersen, Daniel J. Evans and John C. McDonald to serve as Independent Directors.

Compensation of Directors

   Directors (other than the McCaw brothers and employees of the Company) receive an annual fee of $30,000, payable monthly. In addition to the annual fee, all non-employee directors are paid $1,500 for each Board of Directors meeting attended (including telephonic attendance) and reimbursed for any travel expenses incurred in connection with such meetings. The $1,500 attendance fee (and expenses) is also paid for meetings of standing committees of the Board of Directors not held in conjunction with Board of Directors meetings.

   Under the Company's 1992 Stock Option Plan for Non-Employee Directors (the "Director Plan"), non-employee directors (other than directors who are elected or appointed by virtue of their affiliation with BT USA) received an option to purchase 1,000 shares of Class A Common Stock when the Director Plan was adopted by the Company's Board of Directors on January 29, 1992 and automatically receive an option to purchase 1,000 shares of Class A Common Stock annually beginning December 31, 1992, at an exercise price equal to the fair market value of the Class A Common Stock on the date of grant. The options are fully vested and immediately exercisable on the date of grant. The 1992 Stock Option Plan for British Telecom Directorships provides directly to BT USA the benefits of the Director Plan which would otherwise be provided to a non-employee director who is serving by virtue of his affiliation with BT USA if such director were entitled to participate in the Director Plan.

   Members of the Special Committee (appointed to evaluate the Company's transactions with AT&T) were paid $2,000 for each full day spent on the Special Committee's work, and reimbursed for any travel expenses incurred in connection with such work.

Board of Directors and Committees of the Board

   The Board of Directors held eight meetings during 1993. During that period no incumbent director attended less than 75% of the total meetings of the Board and of committees on which he served. The Board of Directors currently has an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee.

   The Audit Committee is currently composed of Messrs. Daniel
J. Evans, John C. McDonald and John W. Stanton and held two meetings during 1993. The functions of the Audit Committee include recommending to the Board of Directors independent public accountants to serve the Company for the ensuing year, reviewing with management and the independent public accountants the scope and results of the audit, reviewing with management and the independent public accountants the Company's system of internal controls, reviewing the Company's annual proxy statements and reviewing non-audit professional services provided by the independent public accountants and the range of audit and non-audit fees.

   At the beginning of 1993, the Compensation Committee was composed of Messrs. Craig O. McCaw, Wayne M. Perry and John P. Guiggio. As so constituted, the Compensation Committee held no meetings during fiscal 1993. The function of the Compensation Committee was to review and determine cash compensation for executive officers and other employees. At the beginning of 1993, the Board of Directors also had a Stock Option, Stock Appreciation Right and Restricted Stock Committee composed of Messrs. Harold S. Eastman, Craig O. McCaw and Wayne M. Perry and a Special Option Committee composed of John P. Guiggio, Barry D. Romeril and Harold W. Andersen. As so constituted, the Stock Option, Stock Appreciation Right and Restricted Stock Committee and Special Option Committee held two and one meetings, respectively, in 1993. The function of the Stock Option, Stock Appreciation Right and Restricted Stock Committee was to administer the Company's stock option plans with respect to the Company's executive officers and other employees who are not directors and to grant stock options to such executive officers and employees, and the function of the Special Option Committee was to administer the Company's stock option plans with respect to executive officers who are also directors and to grant stock options to such executive officers. The Stock Option, Stock Appreciation Right and Restricted Stock Committee, the Special Option Committee and the Compensation Committee were combined in May 1993 to form a new Compensation Committee, having the same functions as the predecessor committees. The Compensation Committee is currently composed of Messrs. Harold W. Andersen and Stuart M. Sloan and held two meetings during fiscal 1993.

                            EXECUTIVE OFFICERS

   Listed below is certain information about executive officers of the Company who do not also serve as directors of the Company. Executive officers are elected by the Board of Directors. For information concerning Common Stock beneficially owned by each such executive officer, see "Security Ownership of Certain Beneficial Owners and Management Beneficial Ownership of the Company's Common Stock" and "Compensation of Executive Officers."

     Name                 Age     Position With the Company

   Tom A. Alberg          54      Executive Vice President-Legal
                                    & Corporate Affairs and
                                    Secretary
   Peter L. S. Currie     37      Executive Vice President-
                                    Development
   Steven W. Hooper       41      Executive Vice President and
                                    Chief Financial Officer
   Nicolas Kauser         54      Executive Vice President-Chief
                                    Technology Officer


   Mr. Tom A. Alberg became Executive Vice President of the Company in June 1990 and Secretary in March 1991. In April 1991, he was elected President of LIN. Prior to joining the Company, he was Chairman of the Executive Committee and a partner of Perkins Coie, the largest law firm headquartered in the Pacific Northwest. Mr. Alberg is currently a director of Active Voice Corporation and Digital Systems International, Inc.

   Mr. Peter L. S. Currie became Executive Vice President of the Company in May 1992 and served as Executive Vice President-Finance until January 1993, at which time he became Executive Vice President-Development. From October 1990 until May 1992, he served as Senior Vice President and Chief Financial Officer of the Company. From April 1989 to October 1990, he served as Senior Vice President-Finance of the Company. Prior to joining the Company in April 1989, Mr. Currie was a principal of Morgan Stanley & Co. Incorporated, which he joined in 1982.

   Mr. Steven W. Hooper became Executive President and Chief Financial Officer of the Company in January 1993. From February 1988 until January 1993, he was Senior Vice President-Cellular Operations of the Company. From 1985 until February 1988, he was Executive Vice President and Chief Operating Officer of the Company's Cable Division. From 1983 until 1985, he held various financial positions with the Company.

   Mr. Nicolas Kauser became Executive Vice President-Chief Technology Officer of the Company in May 1992. Prior to that he served as Senior Vice President-Chief Technology Officer of the Company since July 1990. From 1984 until he joined the Company, Mr. Kauser served as Senior Vice President-Operations of Cantel, Inc., Toronto, Canada. Prior to 1984 he was Founding Partner of Telenca, a partnership dedicated to the installation of telecommunications systems, and of Saeca, a partnership which specialized in the field of office automation. Mr. Kauser is also a member of the Association of Professional Engineers of Ontario.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of the Company's Common Stock

   The following table sets forth, as of March 31, 1994, as to each class of equity securities of the Company, all shares beneficially owned by (i) owners of 5% or more of any such class,
(ii) directors of the Company, (iii) the executive officers of the Company named in the Summary Compensation Table below and
(iv) all directors and executive officers as a group.

                                          Amount and
                                           Nature of
                    Name of               Beneficial
   Title of       Beneficial               Ownership            Percent
     Class           Owner            (Number of Shares)       of Class

Class B Common   Craig O. McCaw          47,340,377  (1)(2)      77.2%
Stock (1)        BT USA                  13,709,063  (3)         23.0%
                 John E. McCaw, Jr.       8,959,950  (1)(4)      15.0%
                 Keith W. McCaw          10,211,911  (1)(5)      17.1%
                 Bruce R. McCaw          10,866,573  (1)(6)      18.2%
                 Wayne M. Perry           2,000,808  (1)(7)       3.3%
                 John W. Stanton            269,913  (1)(8)         *
                 Directors and
                  executive officers
                  as a group
                  (17 persons)           48,536,368  (1)(9)      77.6%

Class A Common   Craig O. McCaw          16,240,230  (1)(2)       9.9%
Stock (1)(10)    BT USA                  35,859,199  (3)         22.0%
                 AT&T                    14,479,638               9.7%
                 John E. McCaw, Jr.       9,013,200  (1)(4)       5.7%
                 Keith W. McCaw          10,213,461  (1)(5)       6.4%
                 Bruce R. McCaw          10,866,573  (1)(6)       6.8%
                 Wayne M. Perry           2,144,994  (1)(7)       1.4%
                 John W. Stanton            269,913  (1)(8)         *
                 James L. Barksdale         110,000  (9)            *
                 Harold S. Eastman          225,000  (9)            *
                 Harold W. Andersen           4,000  (9)            *
                 Daniel J. Evans              5,500  (9)            *
                 Stuart M. Sloan             44,000  (9)            *
                 John C. McDonald             2,300  (9)            *
                 Tom A. Alberg               73,453  (9)            *
                 Peter L.S. Currie          198,500  (9)            *
                 Steven W. Hooper           712,977  (9)            *
                 Directors and
                  executive officers
                  as a group
                  (17 persons)           50,249,101  (1)(9)      25.2%
_______________________
*  Less than 1%

    As Designated Party under the McCaw Shareholders Agreement, Craig O. McCaw controls approximately 62% of the Company's outstanding voting power. BT USA controls approximately 21% of such voting power and the remainder is held by AT&T and the public. See "Election of Directors--Nominees for Director."

    The address of each holder of 5% or more of the Class B Common Stock or the Class A Common Stock is the address of the Company set forth earlier in this Proxy Statement, except for BT USA, the address of which is 100 Park Avenue, 13th Floor, New York, New York 10017 and AT&T, the address of which is 32 Avenue of the Americas, New York, New York 10013.

    (1) Craig, John, Keith and Bruce McCaw and certain members of management are parties to the McCaw Shareholders Agreement pursuant to which Craig O. McCaw is entitled to vote all shares of the Company's Class B Common Stock owned by the other parties thereto (a total of 32,055,947 shares of Class B Common Stock). The McCaw brothers are also parties to the BT Shareholders Agreement. See the description of such Agreements under "Election of Directors" above. For the Class B Common Stock, the numbers set forth above opposite Craig O. McCaw include the Class B Common Stock described in footnotes 2, 4, 5, 6, 7 and 8 below and such other additional shares of Class B Common Stock subject to the McCaw Shareholders Agreement and the options to purchase Class B Common Stock described in footnote 2 below, but not such options to acquire Class B Common Stock described in footnote 7 or 9 or any other options to acquire Class B Common Stock held by other parties to the McCaw Shareholders Agreement.
         They also do not include the Class B Common Stock held by BT USA described in footnote 3 below, which Craig O. McCaw, as Designated Party under the McCaw Shareholders Agreement, is not entitled to vote. If all of the foregoing shares of Class B Common Stock and options to purchase Class B Common Stock were included, the total would be 62,923,133 shares representing 99.5% of the Class B Common Stock. For the Class A Common Stock, the numbers set forth above opposite Craig O. McCaw include the Class A Common Stock and Class B Common Stock and the vested options to purchase Class A Common Stock and Class B Common Stock held by Craig O. McCaw described in footnote 2 below, but not such Class B Common Stock or options to acquire Class B Common Stock described in footnotes 4, 5, 6, 7 and 8 below or any other shares of Class B Common Stock or options held by parties to the McCaw Shareholders Agreement. They also do not include the Class A Common Stock and options held by BT USA described in footnote 3 below, which Craig O. McCaw, as Designated Party, is not entitled to vote. If all of the foregoing shares of Class B Common Stock and Class A Common Stock and options to purchase Class B Common Stock and Class A Common Stock were included, the total would be 72,019,706 shares representing 36.4% of such Class A Common Stock.

    (2) Craig O. McCaw owns outright 13,608,896 shares of Class B Common Stock and 400,000 shares of Class A Common Stock and has options exercisable within 60 days to purchase 1,610,289 shares of Class B Common Stock and 255,000 shares of Class A Common Stock. Includes 365,545 shares of Class B Common Stock and 500 shares of Class A Common Stock held by The McCaw Foundation, as to which Mr. McCaw maintains sole dispositive power.

    (3) BT USA owns outright 13,709,063 shares of Class B Common Stock and 22,140,136 shares of Class A Common Stock and has options to purchase 10,000 shares of Class A Common Stock. BT USA is a party to the BT Shareholders Agreement. See the description of such Agreement under "Election of Directors" above.

    (4) John E. McCaw, Jr. owns outright 8,917,000 shares of Class B Common Stock and 4,500 shares of Class A Common Stock and has options exercisable within 60 days to purchase 48,750 shares of Class A Common Stock. Includes 32,950 shares of Class B Common Stock held in trusts for the benefit of John E. McCaw, Jr.'s children, of which trusts he is the sole trustee, and 10,000 shares of Class B Common Stock held by a corporation wholly owned by him.

    (5) Keith W. McCaw owns outright 10,159,096 shares of Class B Common Stock. Includes 48,465 shares of Class B Common Stock and 1,550 shares of Class A Common Stock held by The McCaw Foundation, as to which Mr. McCaw maintains sole dispositive power and 4,350 shares of Class B Common Stock held in trusts for his children, of which trusts he is the sole trustee.

    (6) Bruce R. McCaw owns outright 10,671,258 shares of Class B Common Stock. Includes 44,000 shares of Class B Common Stock held in trusts for the benefit of John E. McCaw, Jr.'s children, of which trusts he is a trustee, 55,800 shares of Class B Common stock held in the Keith McCaw Family Trust, of which he is a trustee, and 95,515 shares of Class B Common Stock held by The McCaw Foundation, as to which he maintains sole dispositive power.

    (7) Wayne M. Perry owns outright 1,194,699 shares of Class B Common Stock and 2,936 shares of Class A Common Stock and has options exercisable within 60 days to purchase 806,109 shares of Class B Common Stock and 141,250 shares of Class A Common Stock.

    (8) John W. Stanton owns outright 249,913 shares of Class B Common Stock. Includes 20,000 shares of Class B Common Stock held in trust for the benefit of John W. Stanton's child, of which trust Mr. Stanton is one of the trustees and as to which he disclaims beneficial ownership.

    (9) Messrs. Barksdale, Eastman, Andersen, Evans, Sloan, McDonald, Alberg, Currie and Hooper hold options exercisable within 60 days to purchase 110,000, 225,000, 3000, 3000, 2000, 2000, 73,000 182,500 and
         68,500 shares of Class A Common Stock, respectively. Mr. Hooper also holds options exercisable within 60 days to purchase 389,882 shares of Class B Common Stock and is trustee of a trust which holds 47,500 shares of Class B Common Stock for the benefit of Mr. Perry's family. Directors and executive officers as a group hold options exercisable within 60 days to purchase 1,171,500 shares of Class A Common Stock and 2,806,280 shares of Class B Common Stock.

    (10) Class B Common Stock is convertible into Class A Common Stock. In calculating the percentages set forth above, it is assumed that an individual's Class B Common Stock and options to purchase Class B Common Stock are converted to Class A Common Stock, but that no other outstanding Class B Common Stock or options are so converted.


Beneficial Ownership of Common Stock of the Company's
Subsidiaries

    The following table sets forth, as of February 28, 1994, all equity securities of the Company's subsidiaries beneficially owned by (i) the directors of the Company, (ii) the executive officers of the Company named in the Summary Compensation Table below and (iii) all directors and executive officers of the
Company as a group.
                                          Amount and
                                           Nature of
                    Name of               Beneficial
   Title of       Beneficial               Ownership            Percent
     Class           Owner           (Number of Shares)(1)     of Class

LIN Broadcasting Craig O. McCaw              45,000                *
Corporation      Wayne M. Perry              30,000                *
Common Stock     Tom A. Alberg               23,896                *
                 Directors and executive
                   officers as a group
                   (12 persons)             171,790                *
_____________________
*      Less than 1%.
(1) Craig O. McCaw, Wayne M. Perry and Tom A. Alberg hold, respectively, options exercisable within 60 days to purchase 45,000, 30,000 and 22,500 shares of LIN common stock. Directors and executive officers as a group hold options exercisable within 60 days to purchase 155,970 shares of LIN Common Stock.

                                   COMPENSATION OF EXECUTIVE OFFICERS

         The following table discloses compensation received by the Company's Chief Executive
Officer and the four other most highly paid executive officers of the Company for the three fiscal years ended December 31, 1993.


                                       Summary Compensation Table



                                                          Other      Securities
Name and                                                 Annual      Underlying      All Other
Principal                     Salary                  Compensation     Options     Compensation
Position               Year   ($)(1)    Bonus ($)        ($)(2)        (#)(3)        ($)(2)(4)
- --------               ----   -------   ---------     ------------   -----------   -------------
Craig O. McCaw         1993   100,000          0              0       210,000            2,308
 Chairman of the       1992   100,200          0              0             0            2,225
 Board and Chief       1991   153,162          0             --       210,000               --
 Executive Officer

James L. Barksdale(5)  1993   525,000    400,000             --       200,000           14,506
 President and Chief   1992   500,200    300,000         70,293       340,000            4,167
 Operating Officer     1991    96,354    100,000             --       400,842               --

Tom A. Alberg          1993   235,000    200,000              0             0           12,517
 Executive Vice        1992   225,200    150,000              0             0           10,912
 President-Legal       1991   224,561    100,000             --             0               --
 and Corporate Affairs
 and Secretary

Peter L.S. Currie      1993   200,000    120,000              0        20,000            5,961
 Executive Vice        1992   180,065    120,000              0        90,000            6,249
 President-Development 1991   149,815    100,000             --       100,000               --

Steven W. Hooper       1993   215,000    200,000              0        50,000            6,482
 Executive Vice        1992   200,200     75,000              0        50,000            5,288
 President and Chief   1991   170,200     70,000             --        35,000               --
 Financial Officer
______________________
(1)    Pursuant to an intercompany reimbursement program approved by LIN's independent directors,
       LIN reimbursed the Company for a portion of each such officer's total compensation.  Mr.
       Alberg's salary, bonus and other compensation were paid by LIN.  Pursuant to such reimbursement program, the Company reimbursed LIN for a portion of Mr. Alberg's total compensation.
(2)    Disclosure for 1991 is not required by applicable federal regulations.
(3)    In addition to the options shown, Mr. McCaw was granted options to purchase 90,000 shares of
       LIN Common Stock by LIN in 1991 and Mr. Alberg was granted options to purchase 50,000,
       50,000 and 40,000 shares of LIN Common Stock by LIN in 1993, 1992 and 1991, respectively.
(4)    The amounts shown as "All Other Compensation" represent life and disability insurance premium payments except for Messrs. Currie and Hooper whose amounts represent $4,497 and
       $4,497, respectively, in 401(k) matching contributions and $1,464 and $1,985, respectively, in life insurance and disability premium payments.
(5)    Mr. Barksdale became an executive officer of the Company effective as of November 15, 1991.
       The salary and bonus shown for 1991 are for a partial year's employment.  Other annual compensation received by Mr. Barksdale in 1992 represents a tax-equalization payment.

                                                        Options Grants in 1993

       The following table provides information on option grants in fiscal 1993 to the named executive officers.

                                            Percent
                          Number of        of Total
                         Securities         Options                                        Market
                         Underlying       Granted to                                        Price
                           Options         Employees        Exercise                      on Grant
                           Granted         in Fiscal          Price      Expiration         Date
Name                       (#)(1)            Year           ($/Share)       Date          ($/Share)       5%             10%
- ----                     -----------      ----------       ----------    ----------       ---------      ----           ----
Craig O. McCaw(3)           210,000            7.8%           50.50         3/3/2004        50.00     6,669,428       16,901,639


Tom A. Alberg(3)                  0             --              --               --           --            --               --


James L. Barksdale          200,000            7.5%           50.50       12/31/2003        50.50     6,351,836       16,096,799


Peter L.S. Currie            20,000            0.7%           50.50       12/31/2003        50.50       635,184        1,609,680


Steven W. Hooper             50,000            1.9%           50.50       12/31/2003        50.50     1,587,959        4,024,200

All Stockholders                                                                                  7,006,656,099   17,756,242,277

Named Executive
Officers Gain as % of
all Stockholders Gain                                                                                     0.22%            0.22%

__________________________
(1) All options granted to the named executive officers become exercisable in five annual installments beginning December 31,
    1994, except that the option granted to Mr. McCaw becomes exercisable in five equal annual installments beginning March 3,
    1995. The per share option exercise prices represent the fair market value of the Class A Common Stock on the date of grant.
    The option term is ten years.  The Compensation Committee may, in its sole discretion, accelerate vesting of outstanding options in certain circumstances.  See "--Employment Contracts and Change in Control Arrangements."
(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and
    Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.
(3) Mr. Alberg received an option to purchase 50,000 shares of LIN Common Stock at an exercise price of $110.50 per share which will expire on December 31, 2003.  The option becomes exercisable in five annual installments of 10%, 15%, 20%, 25% and 30%
    beginning December 31, 1994.  The per share option exercise price represents the fair market value of LIN's common stock on the date of grant.  In certain events of change of control of LIN, vested options at the time of the change of control may be surrendered by officers of LIN who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, in exchange for a cash payment by LIN.  The option will vest (if not otherwise vested prior thereto pursuant to its terms) if Mr.
    Alberg's employment with LIN is terminated under certain circumstances on or after the earlier of (i) the time the Company or any affiliate consummates any acquisition of all or substantially all of the remaining shares of LIN's Common Stock or LIN is otherwise sold, whether pursuant to the PMVG or otherwise and (ii) the closing of the Merger.  The potential realizable values at assumed annual rates of stock price appreciation of 5% and 10% are $3,474,643 and $8,805,427, respectively.  This option grant represents 10.6% of total options granted to LIN employees.
(4) Not meaningful.

                                                  Aggregated Option Exercises in 1993
                                                   and Fiscal Year-end Option Values

    The following table provides information on option exercises in fiscal 1993 by the named executive officers and such officers' unexercised options at December 31, 1993.


                                                                    Number of
                                                               Securities Underlying               Value of Unexercised
                       Acquired           Value                Unexercised Options                 In-the-Money Options
                      on Exercise       Realized               at Fiscal Year End (#)              at Fiscal Year-End ($)(2)
Name                      (#)            ($)(1)           Exercisable     Unexercisable       Exercisable      Unexercisable
- ----                  -----------       ---------         -----------     -------------       -----------      -------------

Craig O. McCaw(3)            0                 0            255,000         155,000           7,166,250          3,841,250

Tom A. Alberg(4)        40,000         1,186,875             73,000          52,000           1,702,500          1,032,500

James L. Barksdale     133,333         3,987,500            110,000         656,667           2,380,000         12,020,017

Peter L.S. Currie       40,000         1,512,500            182,500          87,500           3,395,000          1,260,000

Steven W. Hooper             0                 0             68,500         111,000           1,547,650          1,200,125

- -----------------------
(1)    This amount represents the aggregate of the market value of the Class A Common Stock at the time each option was exercised, based on the closing price of the Class A Common Stock on the Nasdaq National Market on the date of exercise, minus the exercise price for that option.
(2)    This amount represents the aggregate of the number of options multiplied by the difference between the closing price of the Class A Common Stock on the Nasdaq National Market on December 31, 1993 and the exercise price for that option.
(3)    Mr. McCaw received options to purchase an additional 210,000 shares of Class A Common Stock on March 3, 1994.  See "Option
       Grants in 1993."  At the end of 1993, Mr. McCaw had 45,000 and 45,000 LIN options which were exercisable and unexercisable, respectively.  The value of unexercised in-the-money options at the end of 1993 was $1,755,000 for exercisable options and $1,755,000 for unexercisable options.
(4)    During 1993, Mr. Alberg exercised 10,000 LIN options for a value realized of $400,000.  At the end of 1993, Mr. Alberg had
       22,500 and 107,500 LIN options which were exercisable and unexercisable, respectively.  The value of unexercised in-the-
       money options at the end of 1993 was $815,000 for exercisable options and $2,055,000 for unexercisable options.

          Arrangements Relating to the Proposed Merger with AT&T

    General. The Company will be the surviving corporation in the Merger and, following the Merger, will be a wholly owned subsidiary of AT&T. It is currently anticipated that Mr. James
L. Barksdale, the Company's President and Chief Operating Officer, will continue in such capacity, and AT&T and Mr. Barksdale are discussing the terms of a possible employment agreement. Mr. Craig O. McCaw, Chairman and Chief Executive Officer of the Company, is expected to relinquish that position and become a member of the AT&T Board.

    In connection with the Merger, the Board of Directors of the Company adopted the bonus and severance arrangements described below to reward certain employees for sustained excellent work, to provide incentives for such employees to continue to work with the same sense of enthusiasm and desire to enhance stockholder value until and after the closing of the Merger (the "Closing") and to provide protection for such employees in the event that their jobs should be substantially changed following the Closing. The LIN Board of Directors adopted the bonus and severance arrangements and provided for the accelerated vesting of LIN's employee stock options described below for similar reasons as well as to provide an incentive for LIN's employees to remain with LIN through the completion of the transactions contemplated by the Private Market Value Guarantee dated December 11, 1989 between the Company and LIN (the "PMVG").

    Stock Options. At the Closing, each option issued pursuant to the Company's stock option plans and then outstanding, whether or not vested or exercisable, will be assumed by AT&T and will constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option, that number of AT&T Common Shares equal to the product of the exchange ratio in the Merger and the number of shares of Company Common Stock subject to such Option, at a price per share equal to the aggregate exercise price for the shares of Company Common Stock subject to such Option divided by the number of full AT&T Common Shares deemed to be purchasable pursuant to such Option; provided, however, that (i) subject to the provisions described in clause
(ii) below, the number of AT&T Common Shares that may be purchased upon exercise of such Option will not include any fractional share and, upon the last exercise of such Option, a cash payment will be made for any fractional share based upon the average of the highest and lowest sale prices of AT&T Common Shares as reported in the NYSE Composite Transactions on the date of such exercise and (ii) in the case of any Option to which
Section 421 of the Internal Revenue Code of 1986, as amended, applies by reason of its qualification under Section 422 or 423 of the Code, the Option price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option will be determined in order to comply with Section 424 of the Code.

    The vesting of Options will not accelerate upon consummation of the Merger, except that Options to purchase 273,334, 52,000 and 18,750 shares of Class A Common Stock held by James L. Barksdale, Tom A. Alberg and Nicolas Kauser, respectively, will vest pursuant to the provisions of their respective employment contracts upon consummation of the Merger. In connection with the Merger, LIN provided for the acceleration of vesting of certain outstanding options to purchase shares of LIN common stock issued pursuant to LIN's stock option plans. In the event the Merger is consummated, options to purchase 45,000, 107,500 and 30,000 shares of LIN common stock held by Craig O. McCaw, Tom
A. Alberg and Wayne M. Perry, respectively, will vest (if not otherwise vested prior thereto pursuant to their terms) at the time the Company or any affiliate consummates any acquisition of all or substantially all the remaining shares of LIN common stock or LIN is otherwise sold, whether pursuant to the PMVG or otherwise. In addition, options to purchase LIN common stock held by the foregoing executive officers will vest (if not otherwise vested prior thereto pursuant to their terms) if their employment with LIN is terminated under certain circumstances on or after the Closing.

    Bonus Pools.   In connection with the Merger, AT&T agreed to
the Company's establishment of an aggregate $113 million bonus pool (the "McCaw Bonus Pool") for certain persons employed by the Company and its subsidiaries as of August 15, 1993, conditioned upon consummation of the Merger. The McCaw Bonus Pool was designed both to reward employees for their contributions to the Company and to encourage them to remain with the Company until the Merger and thereafter and to continue to work to create stockholder value for the combined companies with the same enthusiasm as they have demonstrated prior to the Merger. Of the total amount available under the McCaw Bonus Pool, $96 million has been allocated. A committee consisting of Craig O. McCaw and Wayne M. Perry (the "Committee") has determined the specific bonus payable to each such employee other than themselves based on the employee's compensation, overall contributions to the Company, longevity with the Company and other factors considered appropriate. The Compensation Committee of the Company's Board, composed of independent directors of the Company, has determined the bonuses payable to Messrs. McCaw and Perry based on their contributions to the Company and their long associations with the Company, and to encourage them to continue to make similar contributions to the Company's business until the Merger and thereafter. The remaining $17 million will be allocated by the Committee prior to the Closing to eligible employees on the basis of the same criteria described above. All bonuses payable to executive officers will be payable in three installments (50% at the Closing, 25% on the first anniversary of the Closing and 25% on the second anniversary of the Closing), in each case to persons who remain employed by the Company, AT&T or any of their subsidiaries at such times (except as provided under the Executive Plan, as hereinafter defined). The amount payable at the Closing under the bonuses allocated to Messrs. McCaw, Perry, Barksdale, Kauser and Hooper under the McCaw Bonus Pool are $7,500,000, $2,500,000, $2,000,000, $1,250,000 and $1,100,000,
respectively. The amounts payable at the Closing under the bonuses allocated to each of the Company's other executive officers, Messrs. Alberg and Currie, are each less than $1,100,000. Except as provided under the Executive Plan, the remaining two installments of the bonus allocated to each such officer, each such installment equal to 50% of the amount payable to such officer at the Closing, are payable to such officer on the first and second anniversaries of the Closing if he remains employed by the Company, AT&T or any of their subsidiaries at such times. In addition, each of the Company's executive officers (other than Messrs. McCaw and Perry) remains eligible to receive a portion of the remaining $17 million when it is allocated.

    In connection with the Merger, AT&T agreed to LIN's establishment of an aggregate $7.75 million bonus pool (the "LIN Bonus Pool" and, together with the McCaw Bonus Pool, the "Bonus Pools") for certain persons employed by LIN and its subsidiaries as of August 15, 1993, conditioned upon both consummation of the Merger and the closing of any acquisition of all or substantially all the remaining shares of LIN common stock by the Company or of a sale of LIN (pursuant to the PMVG or otherwise) (the "LIN Closing"). The other terms and conditions of the LIN Bonus Pool are equivalent to the terms and conditions of the McCaw Bonus Pool, except that, if the LIN Closing has not occurred by any of the respective bonus payment dates, such bonus payments will not be made until the date of the LIN Closing. No payment from the LIN Bonus Pool has been allocated to an executive officer of the Company, except for certain amounts to Mr. Alberg included in the amounts described above.

    Severance Arrangements. In connection with the Merger, AT&T agreed to the Company's establishment of an Executive Separation Plan (the "Executive Plan"). The Executive Plan provides benefits in an aggregate amount not to exceed $35.5 million to certain executives in the event that they are terminated (other than for cause, as defined in the Executive Plan) on or after the Closing or in the event that they terminate their employment within six months following an adverse change in working conditions (including a reduction in salary or bonus opportunities in the absence of overall poor performance, a material reduction in scope of responsibility, authority or other conditions of employment, a notice that an executive's employment location will be moved more than 40 miles or certain decreases in executive perquisites or other employee benefits) on or after the Closing. In accordance with the provisions of the Executive Plan, the initial amount payable to each executive (the "Initial Amount") has been determined by the Committee (or the Compensation Committee of the Company's Board in the cases of Messrs. McCaw and Perry) based on the factors utilized in allocating the McCaw Bonus Pool. The Initial Amounts payable to Messrs. McCaw, Perry, Barksdale, Currie and Hooper are $5,000,000, $3,500,000, $1,300,000, $1,100,000 and $1,000,000,
respectively. The Initial Amounts payable to each of the Company's other executive officers, Messrs. Alberg and Kauser, are each less than $1,000,000. The amount payable under the Executive Plan for each eligible executive will be the Initial Amount if termination occurs on or after the date of Closing but on or before February 28, 1995, 60% of the Initial Amount if termination occurs after February 28, 1995 but on or before February 28, 1996 and 25% of the Initial Amount if termination occurs after February 28, 1996 but on or before February 28, 1997. No payments will be made under the Executive Plan for terminations after February 28, 1997.

    In addition to the amounts discussed above, executives (including executives of LIN) would also receive any unpaid installments under the Bonus Pools, unless terminated for consistently poor performance documented by substantially contemporaneous notices. In the event that any payment or portion thereof under the Executive Plan, including any accelerated bonus payment, would subject any executive to an excise tax under Section 4999 of the Code, such executive would be entitled to receive a tax gross-up payment to cover such excise tax and related penalties and interest (including any taxes payable in connection with the gross-up payment).

            COMPENSATION COMMITTEE, STOCK OPTION COMMITTEE AND
      SPECIAL OPTION COMMITTEE JOINT REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

    The Compensation Committee of the Board of Directors is responsible for determining cash compensation for the Company's executive officers, administering the Company's stock option plans and granting stock options. Until May 1993, the Board of Directors had a Compensation Committee to review and determine cash compensation, a Stock Option, Stock Appreciation Right and Restricted Stock Committee to administer the Company's stock option plans and grant stock options to executive officers who are not directors and a Special Option Committee to administer the Company's stock option plans and grant stock options with respect to executive officers who are also directors.

    The Company's philosophy is to offer below-market annual cash compensation to Company executives while providing competitive total compensation packages through long-term incentive awards in the form of stock options. The Company believes that tying executive compensation primarily to the long-term value of the Common Stock benefits the Company's stockholders by aligning executives' financial interests with stockholder value. In addition, the Company provides a larger portion of the executives' annual cash compensation in the form of bonus to provide further incentive to its executives to improve Company performance.

    Compensation payments in excess of $1 million to the Chief Executive Officer or four other most highly compensated executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. The Company's stock option plan qualifies for the performance-based exception to the $1 million limitation on deductibility of compensation payments. The Company has not determined what action, if any, it will take with respect to cash compensation in 1994 in respect of Section 162(m).

Executive Officer Compensation

    Base Salary

    The Compensation Committee generally targets base salaries for the Company's executive officers below those the Compensation Committee believes the executives could earn from the Company's competitors or other comparable opportunities, including the companies appearing in the CRSP Index of Nasdaq Telecommunications Stocks in the performance graph on page 18. Because the Company's competitors are generally part of much larger business entities, information regarding their compensation structure is not publicly available and the Compensation Committee relies on its general knowledge of market conditions in judging comparable salaries.

    Although its compensation decisions are not subject to specific criteria, in determining executive salaries the Compensation Committee also takes into account performance, experience, salaries paid for positions with similar responsibilities in the Company and individual preferences for cash versus noncash compensation. Extraordinary performance in a particular year is rewarded with annual and long-term incentive compensation rather than large increases in base salaries. In 1993, base salaries generally accounted for approximately two-thirds of the executive's total cash compensation.

    Annual Incentive Compensation

    The Compensation Committee considers bonus awards at the end of each year based on performance during such year. The Compensation Committee designs bonuses to reward personal contributions to the success of the Company and provide a direct financial incentive to executives to achieve the Company's goals but does not generally base its determinations on specific criteria. Bonuses for executive officers managing operations are tied in part to the executives' performance in relation to specific budgets for factors such as cash flow after marketing expense, subscriber growth and subscriber churn. Bonuses for executives managing operations in 1993 reflect the fact that the Company attained or exceeded its goals in each of these three areas. Operating personnel are also judged on their abilities to provide a high level of customer satisfaction and to hire, train and retain quality personnel. For other executives, the Compensation Committee considers the overall quality of the executives' performance, efforts on special projects during the year (such as success in negotiations of acquisitions, joint ventures and other transactions) and contributions to long-term stockholder value.

    Long-Term Incentive Compensation

    Long-term incentive compensation is provided to the Company's executives and key employees through the Company's stock option program. The Compensation Committee considers stock option grants at the end of each year. Options generally are granted at the fair market value of the Class A Common Stock on the date of grant although below-market options are sometimes granted in lieu of sign-up bonuses to new employees or to compensate for benefits forfeited when such employees left previous employment. The objectives of the Company's stock option grants are to retain key employees, instill loyalty and encourage the generation of long-term value for the Company's stockholders by aligning executive and stockholder interests.
The Committee considers the amount and value of options currently held but focus primarily on the executives' past and likely continued contribution (using substantially the same factors used in determining bonus awards as described above) to the Company as well as on the executives' relative position within the Company. Although the Committee does not have a target ownership level for Common Stock holdings by executives, the Committee's objectives are to enable executives to develop and maintain a significant long-term ownership position in the Common Stock. The Committee also believes that the Company must utilize stock option grants to increase the executives' equity stake in the Company, both on an absolute basis and as a percentage of total equity, in order to retain executives and other key personnel as new entrants to the cellular industry create heightened competition for the Company's employees.

Chief Executive Officer Compensation

    Mr. McCaw founded the Company and has been the Chief Executive Officer of the Company or its predecessors since their formation. He served on the Compensation Committee since its formation in 1989 until 1993. As of the Record Date, Mr. McCaw owned shares and options representing 8.3% of the Common Stock and controlled 63.1% of the Company's outstanding voting power.

    Mr. McCaw's principal compensation for his efforts on behalf of the Company and its other stockholders is the increased value of his own equity stake in the Company. Mr. McCaw received annual cash compensation from the Company and its subsidiaries of $100,000 in 1993. His direct compensation from the Company historically has been primarily long-term incentive compensation in the form of stock option grants. Such grants have been based upon his leadership in making broad policy decisions, direct personal contributions to the Company's success and long-term commitment to the Company. In recognition of the substantial contributions to stockholder value in 1993 made by Mr. McCaw through his conception and negotiation of the Merger with AT&T, Mr. McCaw was awarded a stock option grant in early 1994 of 210,000 shares.
                             Compensation Committee
                                  Harold W. Andersen
                                  Stuart M. Sloan

                             Stock Option, Stock Appreciation
                             Right and Restricted Stock
                             Committee
                                  Harold S. Eastman
                                  Craig O. McCaw
                                  Wayne M. Perry

                             Special Option Committee
                                  Harold W. Andersen

                          STOCK PRICE PERFORMANCE

    The following graph compares the cumulative total return to stockholders on the Class A Common Stock with the cumulative total return of the Nasdaq Stock Market (US) Index and the Center for Research in Security Prices ("CRSP") Index of Nasdaq Telecommunications Stocks for the five-year period beginning January 1, 1989.





               Comparison of Cumulative Total Return Among
                    McCaw Cellular Communications, Inc.
           Class A Common Stock, Nasdaq Stock Market (US) Index
                             and CRSP Index of
                     Nasdaq Telecommunications Stocks
                     (Fiscal Year Ending December 31)



                McCaw Cellular
               Communications,                  CRSP Index
                     Inc.          Nasdaq         of Nasdaq
                   Class A     Stock Market  Telecommunications
                 Common Stock   (US) Index         Stocks
                --------------- -----------   ----------------

Dec. 31, 1988         $100.00      $100.00          $100.00
Dec. 31, 1989        $141.67       $121.24          $157.50
Dec. 31, 1990         $63.89       $102.96          $106.17
Dec. 31, 1991        $110.19       $165.21          $146.44
Dec. 31, 1992        $124.07       $192.10          $179.85
Dec. 31, 1993        $187.04       $219.21          $277.16







Assumes $100 invested January 1, 1989 in the Class A Common
Stock, Nasdaq Stock Market (U.S.) Index and CRSP Index of Nasdaq
Telecommunications Stocks, with all dividends reinvested.


Note:  Stock price performance shown above for the Class A Common
Stock is historical and not necessarily indicative of future price performance.

                   COMPENSATION COMMITTEE INTERLOCKS AND
                           INSIDER PARTICIPATION

     Craig O. McCaw and Wayne M. Perry served on the Compensation
Committee until May 1993.  Harold S. Eastman, Mr. McCaw and Mr.
Perry served on the Stock Option Committee until May 1993.

     Mr. McCaw is an executive officer and director of the Company. He is also an executive officer and director of LIN.

     Mr. Perry is an executive officer and director of the Company. He is also an executive officer and director and served as a member of the Compensation Committee of LIN until November
1993.

     Mr. Eastman was an executive officer of the Company from June 1989 until April 1992 and is a director of the Company. He is also a director and served as a member of the Compensation
Committee of LIN until November 1993.

     Tom A. Alberg is an executive officer of the Company. He is also an executive officer and director of LIN.

     James L. Barksdale is an executive officer and director of the Company. He is also a director of LIN.

     Mr. Perry, who is an executive officer of the Company, is also an executive officer and director of Iberia Cellular
Telephone Company, Inc. ("ICTC").

     During 1993, the Company reimbursed out-of-pocket expenses incurred in 1992 by Georgetown Management, Inc., whose principal is Craig O. McCaw, Chairman and Chief Executive Officer of the Company, in the amount of $500,082 in connection with aircraft expenses and maintenance for a corporate aircraft used for business purposes, office expenses and other related expenses. Such reimbursement was based on an appraisal made by an independent consultant as to the value of the services rendered and an audit of all items presented for reimbursement and was approved by the Board of Directors. The Company expects to make a similar reimbursement in 1994 with respect to out-of-pocket expenses incurred in 1993 by Georgetown Management, Inc.

     On February 8, 1988 the Company entered into a definitive merger agreement (the "MCC Merger Agreement") with McCaw Communications Companies, Inc. ("MCC") which at that time was the indirect parent of the Company. Pursuant to the terms of the MCC Merger Agreement, MCC was merged into a wholly-owned subsidiary of the Company. MCC's principal assets consisted of paging businesses, mobile communications ventures, approximately $165 million in cash and 97 million shares of the Company's Class B Common Stock. At the time of the merger, MCC had outstanding certain options to purchase Class B Common Stock of MCC which were issued pursuant to MCC's 1982 and 1983 stock option plans. Pursuant to the terms of the MCC Merger Agreement, the Company in the merger assumed and adopted such stock option plans and converted the options to purchase Class B Common Stock of MCC into the appropriate number of options to purchase Class B Common Stock of the Company (at the same aggregate exercise price and subject to the same terms and conditions), based on the exchange ratio for MCC stock and Company stock. Certain of the options to purchase Class B Common Stock issued by the Company in the merger were exercised either last year or in the current year prior to the Record Date by directors and executive officers and additional such options remain outstanding. In particular, Messrs. Craig O. McCaw, Wayne M. Perry and Steven W. Hooper exercised options to purchase 200,000, 200,000 and 100,000 shares respectively of such Class B Common Stock for an aggregate value realized of $10,793,375, $10,802,375, and $5,068,500, respectively. All of such options were granted by MCC before the Company had completed its initial public offering. As of the end of 1993, Messrs. McCaw and Hooper retained options, all of which were vested, to purchase an additional 1,610,289 and 389,882 shares, respectively, of Class B Common Stock (all of which were also granted prior to the time of the Company's initial public offering) with a total value (assuming a market price at exercise of $50.50 per share) of $77,632,033 and $18,796,209, respectively.

     During 1992, the Company, through several of its subsidiaries, entered into a series of agreements with ICTC, which holds the license to operate the A Block cellular system in a rural service area adjacent to one of the Company's markets. Wayne M. Perry is a stockholder of ICTC. The agreements involve the purchase and financing of equipment for $244,000 plus taxes, the financing of the construction and operation of ICTC's system up to $1,537,000 (the balance outstanding at December 31, 1993 was $839,380), the lease of switch capacity, roamer coordination and billing management by the Company of the construction and certain aspects of the operation of ICTC's cellular system. During the year ended December 31, 1993, ICTC has paid the Company $189,447 for management and construction services and $67,669 in interest on the loan. In addition, the Company paid ICTC approximately $231,350 for provision of cellular service to the Company's subscribers under roaming and revenue sharing agreements and ICTC paid the Company approximately $21,040 for similar services provided by the Company to ICTC subscribers.
All of such agreements and arrangements are on terms which the Company believes are as favorable to it as would have been obtained with an unrelated third party.

     During 1992, the Company loaned amounts to James Barksdale, the Company's President, to facilitate his move to Seattle. The maximum principal amount outstanding during the 1993 fiscal year was $250,000. The loan was paid in full during 1993. The loan was non-interest bearing.


          EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     Employment Contracts. James L. Barksdale, Tom A. Alberg and Peter L.S. Currie have separate agreements with the Company pursuant to which the Company has made various arrangements regarding compensation and benefits, including minimum base salaries of $500,000, $225,000 and $130,000 respectively, and other benefits, including stock option grants. When such agreements have resulted in actual cash payments to or for the benefit of such individuals during the last three fiscal years, they have been included in the Summary Compensation Table as required by applicable regulations. Options granted are included in the disclosures concerning stock options herein. None of such agreements provides for the granting of any stock options which have not already been granted and reflected in the disclosures concerning stock options herein. Mr. Barksdale's agreement also provides that in the event of his disability or a change in control of the Company (including through the proposed merger with AT&T), each stock option provided for in his agreement not previously vested (totalling 353,334 shares as of the date hereof) will be fully vested. Mr. Barksdale's agreement also includes his agreement not to compete with the Company and not to solicit any of its employees during the term of his employment and for three years thereafter. Mr. Alberg's agreement also provides that if the Company is sold (including through the proposed merger with AT&T), each stock option provided for in his agreement not previously vested (totalling 52,000 shares as of the date hereof) will be fully vested as of the closing of the sale. None of such agreements contains any other material terms nor do they contain any specific term of employment.

     Stock Option Plans.    The Company's Amended and Restated
Equity Purchase Program, Amended and Restated 1987 Stock Option Plan and Amended and Restated 1983 Non-Qualified Stock Option Plan give the Committees the discretion to accelerate vesting of stock options and stock appreciation rights outstanding under those plans, and to eliminate the restrictions on restricted stock granted pursuant to the Amended and Restated Equity Purchase Program, prior to the occurrence of a merger, consolidation, acquisition, liquidation or dissolution of the Company.

                           CERTAIN TRANSACTIONS

     On February 23, 1993, AT&T purchased approximately 14.5 million newly issued shares of the Company's Class A Common Stock at $27.625 per share for a total price of $400 million. The
Company   entered into the Merger Agreement with AT&T on August
16, 1993. At a meeting held on March 25, 1994, the Stockholders of the Company approved the Merger. Closing of the Merger is subject to the receipt of necessary governmental approvals, not all of which have been received. Either the Company or AT&T may terminate the Merger Agreement if the Merger has not occurred by September 30, 1994.

     The Company and AT&T regularly engage in transactions, including the purchase by the Company of long distance services from AT&T, purchase of cellular equipment by the Company from AT&T, the sale and distribution by the Company of AT&T's cellular phones and the provision of engineering, marketing, billing and other similar services by AT&T to certain of the Company's subsidiaries. During 1993, the Company and its majority owned subsidiaries paid AT&T approximately $104.6 million for such services and assets. AT&T also purchased cellular airtime. The amount paid to McCaw and its majority owned subsidiaries during 1993 for such service was approximately $1.3 million. Each of such transactions to date was entered into on the basis of arm's-length negotiations and the Company believes that the terms and conditions of such agreements are substantially the same as would be available from any other third party.

     AT&T also provides credit to the Company and provides guarantees to banks lending money to certain of the Company's subsidiaries. At December 31, 1993, the Company owed AT&T approximately $21.1 million under these credit agreements, including the guaranteed bank debt. During 1993, the Company made principal and interest payments of approximately $17.7 million to AT&T. On February 8, 1994, pursuant to the provisions of the Merger Agreement, the Company and AT&T entered into a credit agreement under which $350 million is available. As of March 31, 1994, $73.5 million was outstanding. Amounts outstanding are due and payable two years after the earlier of
(i) the closing under the Merger Agreement or (ii) the termination of the Merger Agreement.

     During 1992, Claircom Communications Group, L.P. ("Claircom"), a wholly owned subsidiary of the Company, and AT&T entered into a five year contract under which Claircom provides air-to-ground access to AT&T and AT&T provides switching services, interconnection to the landline system, billing and collection and operator services to end-users. Calls are processed and routed to their ultimate destination through an AT&T switch. Claircom provides service in the air-to-ground market under the terms of a tariff filed with the Federal Communications Commission ("FCC") which became effective in January 1993. The tariff contains certain rates for air-to-ground access paid by AT&T to Claircom. During 1993, Claircom earned approximately $2.4 million for such services provided to AT&T and paid AT&T a total of $93,000. Both payments by end-users to AT&T and payments by AT&T to Claircom are subject to FCC tariff procedures.

     The Company will continue to engage in transactions with AT&T in the future, both of the same nature as those already entered into and possibly other types of transactions as well. The Company expects that each of those transactions will be determined on the basis of arm's-length negotiations and the terms thereof will be as favorable to the Company as would have been obtained in negotiations with any other third party.

     The Company, through several of its subsidiaries, entered into agreements with affiliates of BT USA, a significant stockholder of the Company, to provide engineering and technical services associated with the development and implementation of packet data and digital cellular service. The total amount paid to BT during 1993 for the above services was approximately $255,913.

     Certain of the Company's 50% or less controlled subsidiaries have entered into similar transactions with AT&T and BT USA as described above. Each of such transactions was entered into on the basis of arm's-length negotiations, and the Company believes that the terms and conditions of such agreements are substantially the same as would be available from any other third party.

     During 1992, the Company pursued an opportunity to obtain an ownership interest in the Hong Kong cellular market in partnership with John Stanton, a director of the Company. As a result, Mr. Stanton holds a 10% ownership interest in the Company's interest. During 1993, the Company advanced certain capital contributions to SmarTone Limited on behalf of Mr. Stanton in the amount of $388,730, which were reimbursed to the Company prior to December 31, 1993. In addition, Mr. Stanton reimbursed the Company $80,000 for his pro rata share of costs the Company incurred in securing its ownership interest in SmarTone.

     John Stanton, a director of the Company, is chairman and controlling partner of MARKETS Cellular L.P. dba Pacific Northwest Cellular ("PNC"). During 1992 and 1993, the Company and several of its subsidiaries entered into a series of agreements with PNC to provide services to six of PNC's markets servicing rural service areas ("RSAs") located in Oregon, Idaho and Colorado. Services provided include leasing switch capacity, roamer coordination and billing, cell site maintenance and revenue sharing. The majority of the agreements have five-year terms with options to renew. The total amount paid by PNC under these agreements during 1993 was approximately $387,400. This amount represents payment for 1993 services plus payment for certain services to be rendered over the term of the agreements. During 1992, PNC purchased test equipment from the Company, at the Company's cost, for $25,600. The equipment was paid for during 1993. In addition, the Company paid PNC approximately $2,820,000 for providing cellular service to the Company's subscribers under roaming and revenue-sharing agreements and PNC paid the Company approximately $501,100 for similar services provided by the Company to PNC subscribers. The Company has entered into negotiations with PNC to cause the licensee in Pueblo, Colorado, of which the Company owns 87.85%, to trade 100% of its assets for PNC's 100% interest in the licensee in the WA-7 and OR-2 RSAs, with certain cash adjustments regarding equipment and debt to be made at closing. In a related transaction, the Company would sell to PNC a portion of the its cellular license (and related assets) for the MN-3 RSA for approximately $678,000 in cash. The Company anticipates that a formal agreement will be reached during the second quarter of 1994. All of such agreements between PNC and the Company are on terms which the Company believes are as favorable to it as would have been obtained with an unrelated third party.

     John Stanton, a director of the Company, is the Chairman of the Board and Chief Executive Officer of General Cellular Corporation ("GCC"). GCC owns and operates cellular systems throughout the country. During 1993, the Company paid GCC approximately $2,537,700 for providing cellular service to the Company's subscribers under roaming agreements, and GCC paid the Company approximately $812,800 for similar services provided by the Company to GCC subscribers.

     In April 1993, the Company completed a transaction with GCC by trading an 18.30% interest in the A Block licensee in Sioux Falls, South Dakota for a 10.51% and 11.47% interest in the A Block licensees in Pueblo, Colorado and Pine Bluff, Arkansas, respectively. In September 1993, the Company entered into an agreement with GCC to exchange GCC's 100% interest in the assets of the Chico, California A Block licensee for 100% of the assets of the Abilene, Texas A Block licensee and $16.65 million worth of other cellular assets to be identified. GCC subsequently identified the A Block licensee's assets of the RSAs of TX-3 and TX-8. The Company is currently in the process of acquiring the assets that will be traded for Chico. In addition, the Company received an option to purchase a 100% interest in the assets of the Lawton, Oklahoma A Block licensee for $7.3 million, which the Company has exercised. If GCC cannot deliver a 100% interest, the purchase price will be adjusted accordingly. All of such agreements between GCC and the Company are on terms which the Company believes are as favorable to it as would have been obtained with an unrelated third party.

     Messrs. Craig O. McCaw, Wayne M. Perry, Harold S. Eastman and James L. Barksdale have entered into certain transactions with the Company. See "Compensation Committee Interlocks and
Insider Participation."

                           SECTION 16 COMPLIANCE

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5s were required for those persons, the Company believes that, for the period beginning January 1, 1993 and ending December 31, 1993, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except that: Messrs. Richard Begert, Richard
G. Bryan, Kerry Larson, Jeffrey C. Lyman, Andrew A. Quartner, Robert A. Ratliffe and R. Gerard Salemme and Ms. Maggie Wilderotter failed to file a monthly report on Form 4 but each did report their transactions on their year-end Form 5. The Forms 5 for Messrs. Daniel J. Evans and John C. McDonald were filed late.

                APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen & Co. audited the Company's financial statements for the years ended December 31, 1988 through 1993 and has been the Company's independent public accountants since December 11, 1990. The Board ratified such engagement on December 19, 1990.

     The Board of Directors has selected the firm of Arthur Andersen & Co. as independent public accountants for the Company for the year ending December 31, 1994. Although not required to be voted upon by the Stockholders, the Board of Directors deems it appropriate for the selection to be submitted for ratification by the Stockholders. The persons named in the accompanying proxy will vote the Common Stock represented by the proxy for ratification of the selection of Arthur Andersen & Co., unless a contrary choice has been specified in the proxy. If the Stockholders do not ratify the selection of Arthur Andersen & Co. by a majority vote, the selection of independent public accountants will be considered by the Board of Directors, although the Board of Directors would not be required to select different independent public accountants for the Company. The Board of Directors retains the power to select another firm as independent public accountants for the Company to replace a firm whose selection was ratified by the Stockholders in the event the Board of Directors determines that the best interest of the Company warrants a change of its independent public accountants. A representative of Arthur Andersen & Co. is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative is expected to be available to respond to appropriate questions.

     The Board of Directors has unanimously approved the appointment of Arthur Andersen & Co. as independent public accountants for the Company for 1994 and recommends a vote "FOR" approval of the appointment.

                            PROXY SOLICITATION

     Proxies are being solicited by and on behalf of the Board of Directors. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers, and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses, in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation material to beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. The Company has retained the services of Georgeson & Company, Inc. for a fee of $5,500, plus expenses, to assist in the solicitation of proxies from brokerage houses, banks and other custodians or nominees holding shares of Common Stock in their names for others.

                           STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company at its principal executive offices by December 19, 1994 to be considered for inclusion in the Proxy Statement and Form of Proxy relating to the 1995 Annual Meeting of Stockholders.

                               OTHER MATTERS

     The Board of Directors knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. Other business may properly come before the Annual Meeting, and in that event the persons named in the enclosed Proxy will vote on those matters in accordance with their best judgment.

     The Company's Annual Report to Stockholders, which includes the Company's audited financial statements for the year ended
December 31, 1993, is being mailed concurrently herewith to all Stockholders of record.


     ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND
RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.


                         By order of the Board of Directors


                         TOM A. ALBERG
                         --------------------------------
                         TOM A. ALBERG
                         Secretary

Kirkland, Washington
April 18, 1994

                                McCAW CELLULAR COMMUNICATIONS, INC.

                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Craig O. McCaw, Wayne M. Perry and John E. McCaw, Jr.
as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of McCaw
Cellular Communications, Inc. held of record by the undersigned on March 31, 1994 at the annual meeting of stockholders to be held on May 20, 1994 or any adjournment thereof.


1.  ELECTION OF DIRECTORS
     FOR all nominees listed below                WITHHOLD AUTHORITY
     (except as marked to the                     to vote for all nominees listed below __
      contrary below) ___

 Craig O. McCaw, Wayne M. Perry, James L. Barksdale, John E. McCaw, Jr., Bruce R. McCaw,
 Stuart M. Sloan, Harold S. Eastman, Harold W. Andersen, Daniel J. Evans,
            John C. McDonald, Malcolm Argent and Bruce R. Bond

         (INSTRUCTION:  To withhold authority to vote for any individual nominee write that nominee's name on the space provided below)

                 __________________________________________________________________

2.   PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN & CO. as the independent public accountants of the Company for the year ending December 31, 1994


                     FOR ___      AGAINST ___      ABSTAIN ___


     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.  If no direction is made, this proxy will be voted FOR all nominees listed above and FOR Proposal 2.



                                        NOTE:  Please mark, sign, date and return the
                                               proxy card promptly using the enclosed
                                               envelope.

                                        DATED: _________________________, 1994


                                        ______________________________________________
                                                  Signature


                                        ______________________________________________
                                               Signature if held jointly

                                        Please sign exactly as name appears below.  When
                                        shares are held by joint tenants both should sign.
                                        When signing as attorney, executor, administrator,
                                        trustee or guardian please give full title as
                                        such.  If a corporation please sign in full
                                        corporate name by President or other authorized
                                        officer.  If a partnership please sign in
                                        partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
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